United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report: December 1, 2022

(Date of Earliest Event Reported)

ORION OFFICE REIT INC.

(Exact name of registrant as specified in its charter)

Maryland	001-40873	87-1656425
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2325 E. Camelback Road, Suite 850, Phoenix, Arizona 85016
(Address of principal executive offices)

(602) 698-1002

(Registrant’s telephone number, including area code)

N/A

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of Each Exchange On Which Registered
Common Stock, $0.001 par value	ONL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On December 1, 2022, Orion Office REIT Inc. (the “Company”), as parent, and its operating partnership, Orion Office REIT LP (“Orion OP”), as borrower, entered into that certain First Amendment (the “Amendment”) to its credit agreement with Wells Fargo Bank, N.A., as Administrative Agent (as amended, the “Revolver/Term Loan Credit Agreement”) and the lenders party thereto. The Revolver/Term Loan Credit Agreement continues to provide for a $425 million senior revolving credit facility maturing on November 12, 2024 (the “Revolving Facility”), including a $25 million letter of credit sub-facility, and a $175 million senior term loan facility maturing on November 12, 2023 (the “Term Loan Facility,” and together with the Revolving Facility, the “Revolver/Term Loan Facilities”).

The Amendment, among other things, (i) changes the benchmark rate under the Revolver/Term Loan Credit Agreement for borrowings from LIBOR to SOFR (the secured overnight financing rate as administered by the Federal Reserve Bank of New York), subject to certain adjustments specified in the Revolver/Term Loan Credit Agreement, and (ii) updates certain other provisions regarding successor interest rates to LIBOR.

Following the effectiveness of the Amendment, the interest rate applicable to loans under the Revolver/Term Loan Facilities may, at the election of Orion OP, be determined on the basis of Daily Simple SOFR, Term SOFR or a base rate, in the case of a SOFR loan, plus a SOFR adjustment of 0.10% per annum, and in the case of a SOFR loan or a base rate loan, plus an applicable margin. This applicable margin was not adjusted as a result of the Amendment other than the change from LIBOR to SOFR and is now (1) in the case of the Revolving Facility, 2.50% for SOFR loans and 1.50% for base rate loans, and (2) in the case of the Term Loan Facility, 2.50% for SOFR loans and 1.50% for base rate loans.

As of December 1, 2022, following the effectiveness of the Amendment, there was $9.0 million of principal amount outstanding under the Revolving Credit Facility and the interest rate per annum on such borrowings was 6.39%, and there was $175.0 million of principal amount outstanding under the Term Loan Facility and the interest rate per annum on such borrowings continued to be swapped to a fixed rate and the fixed rate is 3.17%.

The Administrative Agent and other lenders under the Revolver/Term Loan Facilities or their affiliates are also agents and forward purchasers under the Company’s “at the market” offering program for its common stock.

The above descriptions of the Amendment and the Revolver/Term Loan Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment (including the copy of the Revolver/Term Loan Credit Agreement attached thereto), which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No	Description

10.1	First Amendment to Credit Agreement, dated as of December 1, 2022, among Orion Office REIT LP, as Borrower, Orion Office REIT Inc., as Parent, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders party thereto.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION OFFICE REIT INC.

Date: December 5, 2022	By:	/s/ Paul H. McDowell
Paul H. McDowell
Chief Executive Officer